Sextant  Mutual  Funds
(Graphic  Omitted)
Fellow  Shareowners:
Its likely to be some time before the Sextant Funds have a year as good as 1997. Fueled by falling interest and inflation rates, the markets soared ahead for another strong year. For the 12 months ended November 30, 1997, the Dow Jones Industrials were up 22.2%, the S&P 500 28.5%, and the Russell 2000 gained 23.2%.Its likely to be some time before the Sextant Funds have a year as good as 1997. Fueled by falling interest and inflation rates, the markets soared ahead for another strong year. For the 12 months ended November 30, 1997, the Dow Jones Industrials were up 22.2%, the S&P 500 28.5%, and the Russell 2000 gained 23.2%.
 The public continues to focus on long-term mutual funds to build retirement assets. The 1997 stock market rewarded value investors, and the Sextant Funds' emphasis on the financial, cyclical, technology, and service sectors brought excess returns to all Funds. The public continues to focus on long-term mutual funds to build retirement assets. The 1997 stock market rewarded value investors, and the Sextant Funds' emphasis on the financial, cyclical, technology, and service sectors brought excess returns to all Funds. The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. The four Funds pay increased or decreased monthly advisory fees depending on relative performance over the prior 12 months. For the fiscal year ended November 30, 1997, comparative total returns and percentile category rankings (1 is best) are:The no-load Sextant Funds are designed to address a broad spectrum of investment needs. All stress low operating expenses and employ a "fulcrum" advisory fee structure that rewards or penalizes Saturna Capital for investment results. The four Funds pay increased or decreased monthly advisory fees depending on relative performance over the prior 12 months. For the fiscal year ended November 30, 1997, comparative total returns and percentile category rankings (1 is best) are:
     Sextant  Fund          Total  Return     vs. Morningstar     Total Return
     -------------          -------------     ---------------     ------------
RankSextant  Fund          Total  Return      vs. Morningstar     Total Return
  ---------------          -------------      ---------------     ------------
Rank
  --
     Short-Term Bond     5.44%     Short-Term Bonds     5.56%     42Short-Term
Bond          5.44%          Short-Term  Bonds          5.56%          42
Bond  Income          8.27%        Long-Term Bonds     7.74%     37Bond Income
8.27%          Long-Term  Bonds          7.74%          37
Growth          30.30%       Domestic Growth     20.56%     7Growth     30.30%
Domestic  Growth          20.56%          7
International 13.58% Foreign Stock -3.22% 15International 13.58% Foreign Stock -3.22% 15 For the year, the high-quality Sextant bond funds both outperformed their peers. There is an anchor role for bonds in most portfolios, especially if we begin to experience deflation. With its 2 to 3 year portfolio maturity, Short-Term Bond Fund is a great alternative to money-market funds for investing your cash reserves. Bond Income Fund's long (15 year) average portfolio maturity boosted its total return in a year of falling interest rates.For the year, the high-quality Sextant bond funds both outperformed their peers. There is an anchor role for bonds in most portfolios, especially if we begin to experience deflation. With its 2 to 3 year portfolio maturity, Short-Term Bond Fund is a great alternative to money-market funds for investing your cash reserves. Bond Income Fund's long (15 year) average portfolio maturity boosted its total return in a year of falling interest rates. Our value approach to investing helped the Growth Fund dramatically. The Fund provided a total return of 30.3%, almost 10% above the average Morningstar domestic growth fund and putting the Fund in the top 7% of this category.Our value approach to investing helped the Growth Fund dramatically. The Fund provided a total return of 30.3%, almost 10% above the average Morningstar domestic growth fund and putting the Fund in the top 7% of this category. We created Sextant International Fund to invest in non-US equities, believing it unwise to insulate oneself from foreign events and opportunities. While 1997 was a year focused on the excess risks in foreign investing, we are pleased that the 13.6% return earned by the International Fund in its second year again outdistanced the Foreign Stock category.

Sextant International confines its investments to stocks easily traded in the US, such as ADR's, and these tend to be the larger companies worldwide. Little of the portfolio was subject to the Asian financial meltdown, and our emphasis continues on European and Canadian issues.We created Sextant International Fund to invest in non-US equities, believing it unwise to insulate oneself from foreign events and opportunities. While 1997 was a year focused on the excess risks in foreign investing, we are pleased that the 13.6% return earned by the International Fund in its second year again outdistanced the Foreign Stock category. Sextant International confines its investments to stocks easily traded in the US, such as ADR's, and these tend to be the larger companies worldwide. Little of the portfolio was subject to the Asian financial meltdown, and our emphasis continues on European and Canadian issues. Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. Only with your help can we be certain that we are meeting your investment needs our primary objective. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 20% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to continue investing your money with ours.Further information on each Fund is found in the following sections of this report. Our portfolio managers welcome your comments and suggestions. Only with your help can we be certain that we are meeting your investment needs - our primary objective. In the footnotes, you will notice another unusual feature of the Sextant funds: on average, 20% of each Sextant Fund is owned by the trustees, officers, and their immediate families. We invite you to continue investing your money with ours.
                              RESPECTFULLY,
RESPECTFULLY,

     NICHOLAS  KAISER,  PRESIDENT          PHELPS  MCILVAINE,  VICE  PRESIDENT
     (Manager,  Sextant  Growth;          (Manager,  Sextant  Bond  Income;
     Sextant  International  )          Sextant  Short-Term  Bond)


(Graphic  Omitted)
              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To  the  Shareholders  and  Board  of  Trustees
Saturna  Investment  Trust
We have audited the accompanying statement of assets and liabilities of the Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, each a series of the Saturna Investment Trust, including the schedules of investments as of November 30, 1997, and the related statements of operations and changes in net assets and the financial highlights for the year then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial statements and financial highlights presented for the year ended November 30, 1996 and prior were audited by other auditors whose report dated December 18, 1996, expressed an unqualified opinion on those statements. We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of November 30, 1997, by correspondence with the custodian. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion the 1997 financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Sextant Short-Term Bond Fund, Sextant Bond Income Fund, Sextant Growth Fund and Sextant International Fund, as of November 30, 1997, the results of their operations, the changes in their net assets and their financial highlights for the year then ended, in conformity with generally accepted accounting principles.
                                                          TAIT, WELLER & BAKER
Philadelphia,  Pennsylvania
December  12,  1997

                          SEXTANT SHORT-TERM BOND FUND
1997  ANNUAL  REPORT
November  30,  1997
INVESTMENTS
(Graphics  Omitted)






Rating*                                 ISSUER                 COUPON/MATURITY   FACE AMOUNT   MARKET VALUE
------------------------  ---------------------------------  -----------------  ------------  -------------
                           APPLIANCES (4.3%)

A-                         Whirlpool                            9.50% 6/15/2000  $    100,000  $     106,790
                           AUTO MANUFACTURING (4.3%)
BBB                        General Motors                      9.625% 12/1/2000       100,000        108,563
                           BANKING (6.3%)
A-                         Bankers Trust-NY                     9.50% 6/14/2000        75,000         80,302
BBB+                       First Interstate Bank                8.625% 4/1/1999        75,000         77,040
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  150,000        157,342
                           FINANCE (14.3%)
AA-                        Associates Corp NA                  8.35% 12/22/1998       100,000        102,050
A                          Deluxe Corp.                         8.55% 2/15/2001        50,000         53,242
AA-                        Norwest Financial                    7.25% 3/15/2000       100,000        101,537
A                          Travelers Property & Casualty        6.75% 4/15/2001       100,000        101,026
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  350,000        357,855
                           ELECTRIC UTILITY (10.6%)
A+                         Mississippi Power Co.                6.625% 8/1/2000        60,000         59,676
A                          Pacific Gas & Electric               6.75% 12/1/2000       100,000        100,254
A-                         Public Service Enterprise Group       8.75% 7/1/1999       100,000        105,288
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  260,000        265,218
                           FOOD (5.8%)
A+                         H.J. Heinz Co.                      6.75% 10/15/1999        65,000         65,260
BBB+                       Supervalue                           7.25% 7/15/1999        80,000         80,632
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  145,000        145,892
                           OIL & GAS (3.0%)
A-                         Fina Oil & Chemical                 6.875% 7/15/2001        75,000         76,050
                           INVESTMENT FINANCE (13.0%)
AA-                        Merrill Lynch & Co.                  6.00% 1/15/2001       100,000         99,080
A+                         Morgan Stanley                      9.375% 6/15/2001        50,000         54,665
BBB                        Salomon Bros.                        6.70% 12/1/1998       100,000         99,930
BBB+                       Finovia Capital                      5.98% 2/27/2001        75,000         73,070
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  325,000        326,745
                           RETAILING (11.4%)
BBB                        Limited                             8.875% 8/15/1999        75,000         77,670
BBB+                       Dayton Hudson                         7.50% 3/1/1999       100,000        101,350
A                          J.C. Penny & Co.                      9.05% 3/1/2001       100,000        107,350
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  275,000        286,370
                           TOBACCO (3.2%)
A                          Phillip Morris                       9.25% 2/15/2000        75,000         79,058
                           U.S. GOVERNMENT  (20.2%)
AAA                        U.S. Treasury Note                   6.75% 4/30/2000       200,000        204,125
AAA                        U.S. Treasury Note                   6.25% 4/30/2001       300,000        303,609
                                                                                 ------------  -------------
                           SUB-TOTAL                                                  500,000        507,734
                           TOTAL INVESTMENTS (96.4%)   (Cost = $2,412,154)  $       2,355,000   $  2,417,617
                                                                             =================  ============
                           Other Assets (net of liabilities) (3.6%)                                   90,671
                                                                           ---------------------------------
                           TOTAL NET ASSETS (100%)                                      $          2,508,288
                                                                           =================================



     *Ratings  are  the  lesser  of  S&P  or  Moody's  (unaudited)




(The  accompanying  notes are an integral part of these financial statements.)

(Graphics  Omitted)

1997  ANNUAL  REPORT
                          SEXTANT SHORT-TERM BOND FUND
                                                  ----------------------------

STATEMENT  OF  ASSETS  AND  LIABILITIES





As of November 30, 1997
ASSETS

  Bond investments (cost $2,412,154)                                $2,417,617
  Cash                                                                  43,321
  Interest receivable                                                   49,186
                                                                    -----------
    Total Assets                                                     2,510,124
                                                                    -----------
LIABILITIES
  Other Liabilities                                                      1,836
                                                                    -----------
    Total Liabilities                                                    1,836
                                                                    -----------
NET ASSETS                                                          $2,508,288
                                                                    ===========
Fund shares outstanding                                                502,530
ANALYSIS OF NET ASSETS
  Paid in capital  (unlimited shares  authorized,  without par value) $2,525,356
  Accumulated  net realized gain (loss) on investments  (22,531)  Unrealized net appreciation on investments 5,463
                                                                    -----------
  Net Assets applicable to Fund shares outstanding                  $2,508,288
                                                                    ===========
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE            $     4.99
                                                                    ===========



                            STATEMENT OF OPERATIONS




For year ended November 30, 1997
INVESTMENT INCOME

  Interest income                                            $  153,602          -
  Amortization of bond premiums                                 (19,176)         -
  Accretion                                                          71          -
                                                             -----------
    Gross investment income                                           -   $134,497
EXPENSES
  Investment adviser and administration fee                      13,245          -
  Professional fees                                               4,969          -
  Filing and registration fees                                    1,520          -
  Printing and postage                                            1,111          -
  Other expenses                                                    816          -
                                                             -----------
  Total gross expenses                                           21,661          -
                                                                          ---------
    Less advisory fee waived                                     (8,609)         -
                                                             -----------
  Net expenses                                                        -     13,052
                                                                          ---------
    Net investment income                                             -    121,445
                                                                          ---------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
  Proceeds from sales                                         1,001,078          -
  Less cost of securities sold based on identified cost       1,002,483          -
                                                             -----------
    Realized net gain (loss)                                          -     (1,405)
                                                                          ---------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
  End of period                                                   5,463          -
  Beginning of period                                             4,435          -
                                                             -----------
  Increase in unrealized gain for the period                          -      1,028
                                                                          ---------
    Net realized and unrealized gain (loss) on investments            -       (377)
                                                                          ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                  -   $121,068
                                                                          =========






(The  accompanying  notes  are an integral part of these financial statements)

(Graphics  Omitted)

SEXTANT  SHORT-TERM  BOND  FUND
-------------------------------
1997  ANNUAL  REPORT

                      STATEMENT OF CHANGES IN NET ASSETS






                                                          Year ended       Year ended
                                                         Nov. 30, 1997    Nov. 30, 1996
                                                        ---------------  ---------------
   INCREASE IN NET ASSETS
FROM OPERATIONS

  Net investment Income                                 $      121,445   $      133,032
  Net realized (loss) on investments                            (1,405)         (21,126)
  Net increase in unrealized appreciation                        1,028              698
                                                        ---------------  ---------------
  Net increase  in net assets from operations                  121,068          112,604
                                                        ---------------  ---------------

DIVIDENDS TO SHAREOWNERS FROM
  Net investment income                                       (121,530)        (133,010)
  Capital gains distributions                                        -                -
                                                        ---------------  ---------------
                                                              (121,530)        (133,010)
                                                        ---------------  ---------------

FUND SHARE TRANSACTIONS
  Proceeds from sales of shares                              1,321,409        3,700,165
  Value of shares issued in reinvestment of dividends          120,427          129,365
                                                        ---------------  ---------------
                                                             1,441,836        3,829,530
  Cost of shares redeemed                                     (949,884)      (2,670,058)
                                                        ---------------  ---------------
  Net Increase in net assets from share transactions           491,952        1,159,472
                                                        ---------------  ---------------
Total increase in net assets                                   491,490        1,139,066

NET ASSETS
  Beginning of period                                        2,016,798          877,732
                                                        ---------------  ---------------
  End of period                                         $    2,508,288   $    2,016,798
                                                        ===============  ===============

Shares of the Fund Sold and Redeemed
  Number of shares sold                                        265,939          740,752
  Number of shares issued in reinvestment of dividends          24,218           26,037
                                                        ---------------  ---------------
                                                               290,157          766,789
  Number of shares redeemed                                   (190,967)        (538,054)
                                                        ---------------  ---------------

Net Increase in Number of Shares Outstanding                    99,190          228,735
                                                        ===============  ===============





  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
                          SEXTANT SHORT-TERM BOND FUND
                                                  ----------------------------
1997  ANNUAL  REPORT
--------------------

FINANCIAL  HIGHLIGHTS
------------------------------------------





Selected data per share of capital stock outstanding throughout the period:
                                                                               For the Year Ended November 30
                                                                              --------------------------------
                                                                                            1997
                                                                              --------------------------------
NET ASSET VALUE AT BEGINNING OF PERIOD                                                     $5.00
                                                                              --------------------------------

  INCOME FROM INVESTMENT OPERATIONS
  Net investment income                                                                                  0.27
  Net gains or losses on securities
    (both realized and unrealized)                                                                      (0.01)
                                                                              --------------------------------
Total from investment operations                                                                         0.26
  LESS DISTRIBUTIONS
  Dividends (from net investment income)                                                                (0.27)
  Distributions (from capital gains)                                                                     0.00
                                                                              --------------------------------
Total distributions                                                                                     (0.27)
NET ASSET VALUE AT END OF PERIOD                                              $                          4.99
                                                                              ================================
                                                                                                         0.01
TOTAL RETURN                                                                                             5.44%

RATIOS / SUPPLEMENTAL DATA
----------------------------------------------------------------------------
Net assets ($000), end of period                                              $                         2,508
Ratio of expenses to average net assets                                                                  0.60%
Ratio of net investment income to average net assets                                                     5.58%
Portfolio turnover rate                                                                                    47%


Selected data per share of capital stock outstanding throughout the period:
                                                                                    Sept. 28. '95 (incep-

                                                                 1996              tion) to Nov. 30 '95*
                                                        -----------------------  -----------------------
NET ASSET VALUE AT BEGINNING OF PERIOD                             $5.03                    $5.00
                                                        -----------------------  -----------------------

  INCOME FROM INVESTMENT OPERATIONS
  Net investment income                                             0.25                     0.03
  Net gains or losses on securities
    (both realized and unrealized)                                 (0.03)                    0.03
                                                        -----------------------  -----------------------
Total from investment operations                                    0.22                     0.06
  LESS DISTRIBUTIONS
  Dividends (from net investment income)                           (0.25)                   (0.03)
  Distributions (from capital gains)                                0.00                     0.00
                                                        -----------------------  -----------------------
Total distributions                                                (0.25)                   (0.03)
NET ASSET VALUE AT END OF PERIOD                           $        5.00              $      5.03
                                                        =======================  =======================
                                                                    0.01                     0.01
TOTAL RETURN                                                        4.85%                    1.05%

RATIOS / SUPPLEMENTAL DATA
----------------------------------------------------------------------------
Net assets ($000), end of period                   $                2,016   $                  878
Ratio of expenses to average net assets                             0.85%                    0.23%
Ratio of net investment income to average net assets                6.30%                    0.68%
Portfolio turnover rate                                              100%                       0%


       For  the  above  periods, all or a portion of the operating expenses were waived.  If expensess had not been  waived,
     the  resulting  increase  to  expenses  per  share  in  the periods would have been $.02, $.02 and $.007, respectively.
     The  increase to the ratio of expenses to average  monthly net assets would be .40%, .52% and .16%, respectively.
                                   *  not  annualized



  (The accompanying notes are an integral part of these financial statements)



DISCUSSION  OF  FUND  PERFORMANCE
(UNAUDITED)

Fiscal  Year  1997
For the fiscal year ended November 28, 1997, the Sextant Short-Term Bond Fund returned 5.44% to its shareholders. The price moved within a narrow $4.91 to $5.01 range, or less than 2%. The Fund has performed well, meeting its objectives of high current income and capital stability. Factors Affecting Past Performance Nearly perfect economic conditions continued through 1997. Receeding inflation, stable monetary policy and reduced government deficits boosted the real returns provided fixed income investors. Positive real rates of return, high equity valuations, and the Asian financial crisis are now persuading investors to allocate more money to the US bond market. Despite all of these positive factors, short-term interest rates actually rose in March, and the Fund's NAV dropped 1 for the year. The average effective maturity of the Fund remains close to 21/2 years. The majority of the portfolio is invested in high-grade corporate paper, with the balance in US Treasury and bullet US Agency paper. Yield spreads to corporates and agencies were narrow at the start of the year, then widened slightly because of the foreign demand for US Treasuries. The Fund added yield to the portfolio by investing in high coupon, callable paper. Also, the Fund invested in the corporate debt of selected banks, utilities and finance companies when these areas were cheap. As the economy has continued to grow at a modest pace these companies have prospered and their debt has performed well in the market.

1997  ANNUAL  REPORT
SEXTANT  SHORT-TERM  BOND  FUND
-------------------------------
(Graphics  Omitted)


Looking  Forward
In 1998 we expect modest economic expansion. The Federal Reserve could lower short-term rates by as much as a full percent, letting the yield curve steepen. With long bond values inflated by foreign buyers, the yield curve flat and long rates at historic lows, we see little upside potential in the long end of the bond market. As foreign credit problems subside, long rates should rise back toward 6.00%. A steepening yield curve and falling short-term rates mean we should keep the portfolio's maturity close to 3 years. Credit spreads can also narrow as rates fall. Performance Fee The Sextant Short-Term Bond Fund calculates its management fee based on a comparison of the Fund's return to the return of the Morningstar Category Short Term Bond. This is defined as a portfolio that "focuses on corporate and other investment grade issues with an average duration of more than one year or an effective average maturity of more than one year but less than four years". As the 12-month return of the Fund was within 1% of the average, no adjustment to the basic 0.60% advisory fee were made for the month of December 1997. Comparison to Index When comparing any fund to an index, remember that the index is unmanaged AND EXPENSE-FREE. Unlike the index, the fund likely will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in The Salomon Brothers Gov/Corp Investment Grade Bond Index for maturities between one and three years. The graph shows that a $10,000 investment made on 11/30/95 would have risen to $11,173 in the Fund and $11,418 in the Index. The short history of the Fund limit the usefulness of this comparison. Past performance is not indicative of future results.

Sextant  Short-Term  Bond  Fund  vs.  Salomon  2-yr  Treasury

 (Graph  Omitted)

November  30,  1997
1997  ANNUAL  REPORT
SEXTANT  BOND  INCOME  FUNDSEXTANT  BOND  INCOME  FUND
------------------------------------------------------

(Graphic  Omitted)

                                  INVESTMENTS




RATING*                                   ISSUER              COUPON/MATURITY   FACE AMOUNT  MARKET VALUE
------------------------------ ----------------------------  -----------------  -----------  ------------
                                     BANKING (18.7%)

A-                             Chase Manhatten-Sub Notes      7.125% 6/15/2009       50,000        51,542
A                              Citicorp                       7.25% 10/15/2011       50,000        52,295
A-                             Comercia Bank                  7.125% 12/1/2013       50,000        49,828
AA-                            Norwest Financial Inc.          6.85% 7/15/2009       50,000        50,560
                                                                                -----------  ------------
                               SUB-TOTAL                                            200,000       204,225
                               BEVERAGES (5.2%)
A-                             Seagram Co. Ltd                 8.35% 1/15/2022       50,000        56,315
                               BUILDING (4.4%)
A+                             Lowes Corp                     7.00% 10/15/2023       50,000        47,665
                               ELECTRIC UTILITIES (13.5%)
A                              Alabama Power                    7.75% 2/1/2023       50,000        50,285
BBB                            Commonwealth Edison              7.50% 7/1/2013       50,000        50,065
A+                             Southern California Edison      6.90% 10/1/2018       50,000        47,520
                                                                                -----------  ------------
                               SUB-TOTAL                                            150,000       147,870
                               ELECTRONICS (4.6%)
A-                             Phillips Electronics            7.25% 8/15/2013       50,000        50,350
                               FOOD (4.8%)
BBB-                           Nabisco Holdings                7.55% 6/15/2015       50,000        52,250
                               INSURANCE (4.9%)
A                              Allstate                        7.50% 6/15/2013       50,000        53,465
                               INVESTMENT FINANCE (13.9%)
A                              Bear Sterns Co.s Inc.           7.00% 3/01/2007       50,000        50,765
A                              Dean Witter Discover           6.75% 10/15/2013       50,000        48,940
BBB                            Paine Webber Group             7.625% 2/15/2014       50,000        52,500
                                                                                -----------  ------------
                               SUB-TOTAL                                            150,000       152,205
                               OIL & GAS (4.3%)
A                              Texaco Capital                 8.625% 6/30/2010       40,000        46,744
                               PAPER PRODUCTS (4.8%)
BBB-                           Georgia Pacific                 7.70% 6/15/2015       50,000        52,170
                               RETAILING (9.2%)
A                              Gap                             6.90% 9/15/2007       50,000        51,480
A-                             Rite Aid                       6.875% 8/15/2013       50,000        49,200
                                                                                -----------  ------------
                               SUB-TOTAL                                            100,000       100,680
                               TELECOMMUNICATIONS (4.6%)
A+                             GTE                            6.90% 11/01/2008       50,000        50,500

TOTAL INVESTMENTS (92.9%)                                    Cost = $908,876      $ 990,000     1,014,439
                                                                                ===========   -----------
Other Assets (net of liabilities) (7.1%)                                                           77,800
                                                                           ----------------------------
Total Net Assets (100%)                                                      $                  1,092,239
                                                                           ============================


*Ratings  are  the  lesser  of  S&P  or  Moody's  (unaudited)




  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
1997  ANNUAL  REPORT
SEXTANT  BOND  INCOME  FUND
------------------------------------------------------





Selected data per share of capital stock outstanding throughout each period.
Data prior to September 28, 1995 may not be meaningful, as the fund operated with different
investment objectives and fee arrangements.                                             Period
                                                                                        3/1/93 (In-
                                    Year ended November 30,                             ception) to
--------------------------------------------------------------------------------------------
                                                      1997        1996     1995
                                                 -------------  -------  -------
NET ASSET VALUE AT BEGINNING OF PERIOD               $4.76       $4.91    $4.39
                                                 -------------  -------  -------
INCOME FROM INVESTMENT OPERATIONS

  Net investment income                               0.30       0.30     0.24
  Net gains or losses on securities
    (both realized and unrealized)                    0.07      (0.12)    0.52
                                                 -------------  -------  -------
Total from investment operations                      0.37       0.18     0.76
  LESS DISTRIBUTIONS
  Dividends (from net investment income)
    Non-taxable                                      (0.24)     (0.25)   (0.17)
    Taxable                                          (0.30)     (0.30)
  Distributions (from capital gains)                  0.00      (0.03)    0.00
                                                 -------------  -------  -------
Total distributions                                  (0.30)     (0.33)   (0.24)
NET ASSET VALUE AT END OF PERIOD                   $  4.83     $ 4.76   $ 4.91
                                                 =============  =======  =======

TOTAL RETURN                                          8.24%      4.04%   17.69%

RATIOS / SUPPLEMENTAL DATA
--------------------------------------------------------------------------------------------
Net assets ($000), end of period               $      1,092     $1,201   $1,096
Ratio of expenses to average net assets               0.47%      0.63%    0.54%
Ratio of net investment income to average net assets  6.85%      5.96%    5.15%
Portfolio turnover rate                                 51%        75%      77%



Selected data per share of capital  stock  outstanding  throughout  each period.
Data prior to September  28, 1995 may not be  meaningful,  as the fund  operated with different investment objectives and fee arrangements. 3/1/93 (In-
                                                Year ended November 30,    Period 3/1/93 (Inception ) to
--------------------------------------------------------------------------------------------
                                                                  1994          11/30/93*
                                                                --------       -----------
NET ASSET VALUE AT BEGINNING OF PERIOD                           $5.03            $5.00
                                                                --------       -----------
INCOME FROM INVESTMENT OPERATIONS

  Net investment income                                           0.25              0.16
  Net gains or losses on securities
    (both realized and unrealized)                               (0.64)             0.04
                                                                --------       -----------
Total from investment operations                                 (0.39)             0.20
  LESS DISTRIBUTIONS
  Dividends (from net investment income)
    Non-taxable
    Taxable
  Distributions (from capital gains)                              0.00             (0.00)
                                                                --------       -----------
Total distributions                                              (0.25)            (0.17)
NET ASSET VALUE AT END OF PERIOD                               $  4.39          $   5.03
                                                               ========        ===========

TOTAL RETURN                                                     (8.24)%            4.86%

RATIOS / SUPPLEMENTAL DATA
--------------------------------------------------------------------------------------------
Net assets ($000), end of period                                $ 1,456          $  1,662
Ratio of expenses to average net assets                            0.41%            0.35%
Ratio of net investment income to average net assets               5.48%            3.28%
Portfolio turnover rate                                              74%              36%


            For each of the above periods, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increases to expenses per share in each of the above periods would be $.03, $.03, $0.22, $0.13,and $.03 respectively. The increase to the ratio of expenses to average monthly net assets would be .63%, .70%, .60%, .51%, and 26%, respectively.
                                                 * not annualized





  (The accompanying notes are an integral part of these financial statements)

(Graphic  Omitted)
SEXTANT  BOND  INCOME  FUND
1997  ANNUAL  REPORT
--------------------

                      STATEMENT OF ASSETS AND LIABILITIES




As of November 30, 1997
ASSETS

  Bond investments (cost $1,010,470)                                $1,014,439
  Cash                                                                  55,134
  Interest receivable                                                   22,325
  Insurance deposit                                                        400
                                                                    -----------
    Total Assets                                                     1,092,298
                                                                    -----------
LIABILITIES
  Other liabilities                                                         59
                                                                    -----------
    Total Liabilities                                                       59
                                                                    -----------
NET ASSETS                                                          $1,092,239
                                                                    ===========

Fund shares outstanding                                                226,348
ANALYSIS OF NET ASSETS
  Paid in capital  (unlimited  shares  authorized,  without par value) 1,170,086
  Accumulated  net realized gain (loss) on investments  (81,816)  Unrealized net depreciation on investments 3,969
                                                                    -----------
  Net Assets applicable to Fund shares outstanding                  $1,092,239
                                                                    ===========

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE            $     4.83
                                                                    ===========







                            STATEMENT OF OPERATIONS




For the year ended November 30, 1997
INVESTMENT INCOME

  Interest income                                           79,709          -
  Amortization of bond premiums                             (1,803)         -
  Accretion                                                    446          -
                                                          ---------
    Gross investment income                                      -   $ 78,352
EXPENSES
  Investment adviser and administration fee                  6,805          -
  Professional fees                                          2,842          -
  Printing and postage                                         586          -
  Filing and registration fees                                 983          -
  Other expenses                                               650          -
                                                          ---------
  Total gross expenses                                      11,866          -
                                                                     ---------
    Less advisory fee waived                                (6,805)         -
                                                          ---------  ---------
  Net expenses                                                   -      5,061
                                                          ---------  ---------
    Net investment income                                        -     73,291
                                                          ---------  ---------
NET REALIZED GAIN ON INVESTMENTS
  Proceeds from sales                                      662,852          -
  Less cost of securities sold based on identified cost    674,569          -
                                                          ---------  ---------
    Realized net gain (loss)                                     -    (11,717)
                                                          ---------  ---------
UNREALIZED GAIN (LOSS) ON INVESTMENTS
  End of period                                              3,969          -
  Beginning of period                                      (22,635)         -
                                                          ---------  ---------
  Increase in unrealized gain for the period                     -     26,604
                                                          ---------  ---------
    Net realized and unrealized gain on investments              -     14,887
                                                          ---------  ---------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS                 $ 88,178
                                                                     =========




(Graphic  Omitted)
1997  ANNUAL  REPORT
--------------------
SEXTANT  BOND  INCOME  FUND
------------------------------------------------------

                      STATEMENT OF CHANGES IN NET ASSETS




                                                                    Year ended       Year ended
                                                                   Nov. 30, 1997    Nov. 30, 1996
                                                                  ---------------  ---------------

INCREASE IN NET ASSETS
OPERATIONS

  Net investment income                                           $       73,291   $       71,541
  Net realized gain (loss) on investments                                (11,717)           7,358
  Net increase in unrealized appreciation (depreciation)                  26,604          (35,266)
                                                                  ---------------  ---------------
  Net increase in net assets from operations                              88,178           43,633
                                                                  ---------------  ---------------

DIVIDENDS TO SHAREOWNERS FROM
  Net investment income                                                  (73,332)         (72,347)
  Capital gains distributions                                                  -           (7,240)
                                                                  ---------------  ---------------
                                                                         (73,332)         (79,587)
                                                                  ---------------  ---------------

FUND SHARE TRANSACTIONS
  Proceeds from sales of shares                                           65,272          303,624
  Value of shares issued in reinvestment of dividends                     71,910           77,813
                                                                  ---------------  ---------------
                                                                         137,182          381,437
  Cost of shares redeemed                                               (260,712)        (240,384)
                                                                  ---------------  ---------------
  Net increase (decrease) in net assets from share transactions         (123,530)         141,053
                                                                  ---------------  ---------------
Total increase (decrease) in net assets                                 (108,684)         105,099

NET ASSETS
  Beginning of period                                                  1,200,923        1,095,824
                                                                  ---------------  ---------------
  End of period                                                   $    1,092,239   $    1,200,923
                                                                  ===============  ===============

Shares of the Fund Sold and Redeemed
  Number of shares sold                                                   14,054           65,268
  Number of shares issued in reinvestment of dividends                    15,448           16,726
                                                                  ---------------  ---------------
                                                                          29,502           81,994
  Number of shares redeemed                                              (55,536)         (52,815)
                                                                  ---------------  ---------------

Net Increase (Decrease) in Number of Shares Outstanding                  (26,034)          29,179
                                                                  ===============  ===============




(Graphic  Omitted)
SEXTANT  BOND  INCOME  FUND
------------------------------------------------------
1997  ANNUAL  REPORT
--------------------
                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
Fiscal  Year  1997
For the fiscal year ending November 28, 1997, the Sextant Bond Income Fund returned 8.24% to its shareowners. The net asset value gained 7 to $4.83. The majority of the Fund's performance comes from its long average effective portfolio maturity. The average maturity of the portfolio remained close to 20 years for most of the year, only recently decreasing to 14.9 years. Long-term interest rates fell late in the year, which pushed up the prices of the long-term investment grade securities in the Fund. Factors Affecting Past Performance Nearly perfect economic conditions continued through 1997. Receeding inflation, stable Federal Reserve Bank policy and reduced government deficits boosted the real (i.e., inflation adjusted) returns available in the fixed income market. These high real rates of return and high equity valuations have finally persuaded investors to allocate more money to the US bond market. The strong US dollar and low overseas interest rates have maintained the foreign investors' appetite for US bonds. Late in 1997, the Asian crisis caused a flight to quality in the US Treasury market, forcing bond prices substantially higher. Despite all of these positive factors, long-term interest rates fell only twenty to thirty basis points. Rates are clearly at both relatively and absolutely low levels. All of these factors combined with the long effective average maturity of the portfolio boosted the return of the Fund. This, in large part, explains the modestly higher NAV for the Fund. Late in the year, after rates had fallen, and a substantial flattening of the yield curve, the average maturity of the portfolio was cut to 14.9 years. This shift resulted in a slightly higher yield for the fund and lower price risk profile. Sextant Bond Income Fund continues to invest a large percentage of the portfolio in high grade corporate paper and the balance in US Treasury and bullet US Agency paper. Looking Forward In 1998 we expect a more modest rate of economic expansion. We expect the US dollar to weaken slightly and the high level of domestic and international competition to continue. With deflation being whispered about, the Federal Reserve will have the opportunity to lower short-term interest rates and the yield curve will steepen. The overall direction of interest rates has been relatively flat over the last four years with long rates moving between 8% to 6%. We expect the range of long term rates to move modestly lower and establish a new range of 7.50% to 5.50% over the next few years. On two previous occasions long-term rates have slipped below 6%, as they are now. This time, the move has been caused by the Asian financial crisis. As this crisis subsides, we expect long rates to rise back toward 6.00% and the yield curve to resume a steeper, more normal slope. This transition and a Federal Reserve policy ease will favor shorter maturities and are key reasons to reduce the average maturity of the Fund. If the Federal Reserve continues their current policy with Fed Funds at 5.50%, there are few lasting reasons to invest in extremely long maturites that yield only 5.75%. This situation limits the performance of the longer maturities. In conclusion, we expect total returns for long investment-grade bonds in 1998 will remain between zero and plus ten percent.

1997  ANNUAL  REPORT
SEXTANT  BOND  INCOME  FUNDSEXTANT  BOND  INCOME  FUND
------------------------------------------------------
(Graphic  Omitted)

Performance  Fee
The Sextant Bond Income Fund calculates its management fee based on a comparison of the Fund's return, to the return of the Morningstar Long-Term Bond Category. This category is defined as a portfolio that "focuses on corporate and other investment grade issues with an average duration of more than six years or an effective average maturity of more than ten years". With this maturity criteria, the performance comparison between the Sextant Bond Income Fund and this index will be heavily influenced by the movement of interest rates. For the twelve month period ending 11/28/97, the Fund ranked in the 37th percentile out of 82 funds in the Morningstar "Long Term Bond" Category. Comparison to Index When comparing any fund to an index, remember that the index is unmanaged AND EXPENSE-FREE. On the other hand, the fund likely will (1) be actively managed,
(2) have an objective other than mirroring the index, such as high current income, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareowners on a daily basis, and (5) provide a wide range of services. The graph below compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the Salomon Brothers Broad Investment-Grade Bond Index. The graph shows that a $10,000 investment made at the beginning of the fund's operations in March 1993 would have risen to $12,648 in the Fund and $13,718 in the Index. The short history of the Fun, and its 1995 change in investment policy, limit the usefulness of this comparison. Past performance is not indicative of future results.

Sextant Bond Income Fund vs. Salomon Bros. Broad Investment Grade Bond Index (Graph Omitted)

SEXTANT  GROWTH  FUND
1997  ANNUAL  REPORT
--------------------
November  30,  1997
(Graphic  Omitted)
                                  INVESTMENTS






                                  NUMBER               MARKET
ISSUE                            OF SHARES    COST     VALUE
-------------------------------  ---------  --------  --------

Common Stocks
BANKING (9.5%)
Washington Mutual Savings Bank       3,000  $ 44,124  $207,375
CONSTRUCTION (1.5%)
Butler Manufacturing                 1,000    31,071    33,875
COMPUTERS  (15.5%)
Adobe Systems                        1,200    50,490    50,400
Award Software International         2,500    29,148    27,188
3Com                                 1,225    29,726    44,406
Hewlett-Packard                        800    42,650    48,850
Mylex                               10,000   102,435    80,000
Netscape Communications              1,000    43,448    28,500
Oracle                               1,800    37,879    59,963
                                            --------  --------
SUB-TOTAL                                    335,776   339,307
ELECTRONICS (8.1%)
Advanced Micro Devices               2,000    76,778    43,625
FLIR Systems                         2,500    27,611    49,375
Gasonix International                3,000    31,631    39,750
Motorola                               700    40,511    44,013
                                            --------  --------
SUB-TOTAL                                    176,531   176,763
INVESTMENTS (12.9%)
McDonald & Co.                       4,000    34,347   107,750
Schwab, Charles                      4,537     9,117   174,958
                                            --------  --------
SUB-TOTAL                                     43,464   282,708
MACHINERY (2.5%)
Regal Beloit                         2,000    52,106    54,375
MEDICAL (7.7%)
Atria Communities                    3,500    49,091    58,844
Genentech*                           1,000    37,225    58,375
Ligand Pharmaceuticals               4,000    49,132    51,000
                                            --------  --------
SUB-TOTAL                                    135,448   168,219
METAL ORES (1.8%)
Cyprus Amax Minerals                 2,200    54,541    40,287
OIL & GAS PRODUCTION (7.5%)
Atlantic Richfield                     900    51,620    73,350
Noble Drilling                       3,000    21,322    90,187
                                            --------  --------
SUB-TOTAL                                     72,942   163,537
  PAPER & PRODUCTS (2.3%)
Boise Cascade                        1,500    47,431    50,531
POLLUTION CONTROL (1.5%)
Ionics                                 900    36,864    33,187
RETAIL (2.4%)
Albertson's                          1,200    26,255    53,250


  (The accompanying notes are an integral part of these financial statements)

1997  ANNUAL  REPORT
SEXTANT  GROWTH  FUND
---------------------
(Graphic  Omitted)
                            INVESTMENTS, CONTINUED




ISSUE                                     NUMBER                             MARKET
                                          OF SHARES       COST          VALUE
-------------------------------------------------  ---------         --------
TRANSPORTATION (16.9%)

Airborne Freight                               3,000      69,116     191,062
Fritz Companies*                               4,000      51,640      52,750
Halter Marine Group                              834       9,967      23,248
Trinity Industries                             1,600      45,315      72,600
Wisconsin Central Transport                    1,000      32,250      30,125
                                                      ----------     -------
SUB-TOTAL                                                208,288     369,785
UTILITIES (2.0)
Washington Water Power                         2,000      37,078      42,750
TOTAL INVESTMENTS (92.1%)                             $1,301,919     $2,015,949
                                                      ==========     ==========
Other Assets (net of liabilities) (7.9%)                             172,418
                                                                     ----------
TOTAL NET ASSETS (100%)                                              $2,188,367
                                                                     ==========

*  non-income  producing




-------------------------------------------------------------------------------------------------------
 Selected data per share of capital stock outstanding throughout the year.
     Note  that  data  prior  to  Sept.  28,  1995,  when  the  fund  operated with different investment objectives and fee arrangements,
     may  not  be  meaningful

                                       For Year Ended November 30,
                                      -----------------------------
                                       1997                1996      1995      1994     1993     1992     1991
                         -----------------------------  -------  --------  --------  -------  -------  -------
NET ASSET VALUE AT BEGINNING

   OF YEAR                $                       7.92   $ 7.42   $  5.82   $  6.38   $ 5.93   $ 5.55   $ 4.93
  INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          (0.01)    0.00     (0.03)    (0.03)    0.01     0.01     0.04
  Net gains or losses on securities
    (both realized and unrealized)                2.41     0.50      1.82     (0.53)    0.45     0.38     0.60
                         -----------------------------  -------  --------  --------  -------  -------  -------
Total From Investment Operations                  2.40     0.50      1.79     (0.56)    0.46     0.39     0.64
  LESS DISTRIBUTIONS
  Dividends (from net
     investment income)                         (0.01)    0.00      0.00      0.00    (0.01)   (0.01)   (0.02)
  Distributions (from capital gains)            (0.73)    0.00     (0.19)     0.00     0.00     0.00     0.00
                         -----------------------------  -------  --------  --------  -------  -------  -------
Total Distributions                             (0.74)    0.00     (0.19)     0.00    (0.01)   (0.01)   (0.02)
NET ASSET VALUE AT END OF YEAR $                 9.58   $ 7.92   $  7.42   $  5.82   $ 6.38   $ 5.93   $ 5.55
                         =============================  =======  ========  ========  =======  =======  =======
TOTAL RETURN                                    30.30%    6.74%    30.76%   (8.78)%    7.76%    7.01%   11.79%
RATIOS / SUPPLEMENTAL DATA
------------------------------------
Net assets ($000), end of year        $          2,188   $1,616   $ 1,137   $ 1,010   $1,425   $1,321   $  947
Ratio of expenses to average
   net assets                                    1.04%    0.95%     1.63%     1.50%    1.40%    1.60%    1.93%
Ratio of net investment income to
  average net assets                            -0.12%    0.01%   (0.45)%   (0.43)%    0.15%    0.17%    0.60%
Portfolio turnover rate                            25%      32%       40%       12%      25%      46%      16%
Average commission rate paid          $         .0487   $.0458   $ .0572



                                       1990     1989     1988
                                      -------  -------  -------
NET ASSET VALUE AT BEGINNING

   OF YEAR                            $ 4.88   $ 4.88   $ 4.96
  INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                 0.27     0.28     0.30
  Net gains or losses on securities
    (both realized and unrealized)      0.01     0.00    (0.08)
                                      -------  -------  -------
Total From Investment Operations        0.28     0.28     0.22
  LESS DISTRIBUTIONS
  Dividends (from net
     investment income)                (0.23)   (0.28)   (0.30)
  Distributions (from capital gains)    0.00     0.00     0.00
                                      -------  -------  -------
Total Distributions                    (0.23)   (0.28)   (0.30)
NET ASSET VALUE AT END OF YEAR        $ 4.93   $ 4.88   $ 4.88
                                      =======  =======  =======
TOTAL RETURN                            7.37%    5.22%    5.12%
RATIOS / SUPPLEMENTAL DATA
------------------------------------
Net assets ($000), end of year        $   53   $1,356   $1,365
Ratio of expenses to average
   net assets                           1.06%    0.89%    0.25%
Ratio of net investment income to
  average net assets                    5.25%    5.60%    5.86%
Portfolio turnover rate                   29%      19%      20%
Average commission rate paid


       For 1996, 1995 and the years prior to 1993, all or a portion of the operating expenses were waived. If these costs had not been waived, the resulting increase to expenses per share in each of these years would be $.00, $.01, $.01, $.05, .$.05, $.10, and $.16, respectively.
     The increase to the ratio of expenses to average net assets would have been .00%, .18%, 0.21%, 0.76%, 1.02%, 1.28%, and 2.02%, respectively.




  (The accompanying notes are an integral part of these financial statements)

SEXTANT  GROWTH  FUND
1997  ANNUAL  REPORT
--------------------
(Graphic  Omitted)

                      STATEMENT OF ASSETS AND LIABILITIES




As of November 30, 1997
ASSETS

  Common stock investments (cost $1,301,919)                  $2,015,949
  Cash                                                           177,201
  Dividends receivable                                             1,423
  Insurance deposit                                                1,214
                                                              -----------
    Total Assets                                               2,195,787
                                                              -----------

LIABILITIES
  Other Liabilities                                                7,420
                                                              -----------
    Total Liabilities                                              7,420
                                                              -----------

NET ASSETS                                                    $2,188,367
                                                              ===========

Fund shares outstanding                                          228,245
                                                              ===========

ANALYSIS OF NET ASSETS
  Paid in capital (unlimited shares authorized, without par)   1,474,407
  Accumulated net realized gain on investments                       (70)
  Unrealized net appreciation on investments                     714,030
                                                              -----------
  Net Assets applicable to Fund shares outstanding            $2,188,367
                                                              ===========

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE      $     9.57
                                                              ===========



                            STATEMENT OF OPERATIONS





For year ended November 30, 1997
INVESTMENT INCOME

  Dividends                                              $ 17,551         -
                                                         --------
    Gross investment income                                     -  $ 17,551
EXPENSES
  Investment adviser and administration fee                11,819         -
  Professional fees                                         4,476         -
  Printing and postage                                      1,100         -
  Filing and registration fees                              1,700         -
  Other expenses                                              949         -
                                                         --------
  Total gross expenses                                     20,044         -
                                                                   ---------
  Net expenses                                                  -    20,044
                                                         --------  ---------
    Net investment loss                                         -  $ (2,493)
                                                         --------  ---------
  NET REALIZED GAIN ON INVESTMENTS
  Proceeds from sales                                     420,143         -
  Less cost of securities sold based on identified cost   248,305         -
                                                         --------  ---------
    Realized net gain                                           -   171,838
                                                         --------  ---------
UNREALIZED GAIN ON INVESTMENTS
  End of period                                           714,030         -
  Beginning of period                                     398,808         -
                                                         --------  ---------
  Increase in unrealized gain for the period                    -   315,222
                                                         --------  ---------
    Net realized and unrealized gain on investments                 487,060
                                                                    --------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS               $484,567
                                                                    ========


  (The accompanying notes are an integral part of these financial statements)

SEXTANT  GROWTH  FUNDSEXTANT  GROWTH  FUND
1997  ANNUAL  REPORT
--------------------
                      STATEMENT OF CHANGES IN NET ASSETS
(Graphic  Omitted)





                                                          Year ended       Year ended
                                                         Nov. 30, 1997    Nov. 30, 1996
                                                        ---------------  ---------------

INCREASE IN NET ASSETS
OPERATIONS:

  Net investment Income                                 $       (2,654)  $          115
  Net realized gain (loss) on investments                      171,838           (5,688)
  Net increase in unrealized appreciation                      315,388          109,794
                                                        ---------------  ---------------
  Net increase in net assets from operations                   484,572          104,221
                                                        ---------------  ---------------

DIVIDENDS TO SHAREOWNERS FROM:
  Net investment income                                         (1,105)               -
  Capital gains distributions                                 (162,378)               -
                                                        ---------------  ---------------
                                                              (163,483)               -
                                                        ---------------  ---------------

FUND SHARE TRANSACTIONS:
  Proceeds from sales of shares                                407,623          676,224
  Value of shares issued in reinvestment of dividends          161,233                -
                                                        ---------------  ---------------
                                                               568,856          676,224
  Cost of shares redeemed                                     (317,129)        (301,892)
                                                        ---------------  ---------------
  Net Increase in net assets from share transactions           251,727          374,332
                                                        ---------------  ---------------
Total increase in net assets                                   572,816          478,553

NET ASSETS
  Beginning of period                                        1,615,556        1,137,003
                                                        ---------------  ---------------
  End of period                                         $    2,188,372   $    1,615,556
                                                        ===============  ===============

Shares of the Fund Sold and Redeemed
  Number of shares sold                                         45,282           90,055
  Number of shares issued in reinvestment of dividends          16,830                -
                                                        ---------------  ---------------
                                                                62,112           90,055
  Number of shares redeemed                                    (37,742)         (39,396)
                                                        ---------------  ---------------

Net Increase in Number of Shares Outstanding                    24,370           50,659
                                                        ===============  ===============





  (The accompanying notes are an integral part of these financial statements)

SEXTANT  GROWTH  FUNDSEXTANT  GROWTH  FUND
1997  ANNUAL  REPORT
--------------------
(Graphic  Omitted)
                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
FISCAL  YEAR  1997
During the year ended November 30, 1997, the Fund's total return to its shareholders was +30.3%. The Fund's net asset value per share rose to $9.58 from $7.92, in addition to capital gains distributions of 73 per share.
Total assets increased 35% to $2.2 million.
FACTORS  AFFECTING  PERFORMANCE
In September 1995, the Fund's shareholders voted to broaden its objective from that of investing in growth companies linked only to the Northwest. The Fund now seeks long-term growth through investment in common stocks of companies with major operations throughout the United States.
The Sextant Growth Fund follows an value investment approach, favoring medium-sized companies with good businesses and future prospects. The Fund's portfolio did exceptionally well in 1997, outperforming the market indices and most other growth funds. The banking and investments sectors did the best, and we recorded strong gains in computers, electronics and medical stocks as well.
LOOKING  FORWARD
The Fund will continue to favor solid companies, especially in the technology,
financial  and  cyclical  areas.    With  a  steady economy, these sectors are
expected to perform well. We expect the domestic computer, communications and bio-tech sectors to continue to provide good long-term growth prospects, while knowing that they are subject to higher volatility.
We  don't  expect  the  high  gains  of  the  last  few years to continue, and investors should anticipate that stock returns will decline to historical levels of below 10%. Stocks are now priced relatively high as a multiple of
expected  earnings.    While  recent  corporate earnings reports are generally
positive, but we must expect that Asia's financial restructuring and deflationary forces will work to restrain near-term earnings growth of America's corporations.
PERFORMANCE  FEE  COMPUTATION
The Sextant Growth Fund calculates its performance fee on a comparison of the Fund's 12-month return to the return of the Morningstar "Domestic Growth"
category.     This index is well matched to the characteristics of the Sextant
Growth  Fund.    At  November 30, 1997, the one-year return for this index was
20.56%.    As the Fund outperformed the Morningstar benchmark by more than 4%, the Fund paid an increased 0.90% (annualized) advisory fee for the month of December 1997. Adjustments to the basic 0.60% advisory fee are made in a similar manner each month.

1997  ANNUAL  REPORT
SEXTANT  GROWTH  FUNDSEXTANT  GROWTH  FUND
------------------------------------------
(Graphic  Omitted)

COMPARISON  TO  INDEX
The line graph compares Sextant Growth Fund's performance to that of a broad-based stock market index, the Standard & Poor's 500 Index. To be comparable, the S&P 500 Index data includes reinvested income. Comparison of any fund to an index must be made bearing in mind that the index is unmanaged AND EXPENSE-FREE. On the other hand the fund likely will (1) be actively managed,
(2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The following graph compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in Standard & Poor's 500 Index. The graph shows that the investment at inception would have risen to $21,515 in the Fund and $35,365 in the Index. The changes in investment objective during the life of the Fund limit the usefulness of this comparison. And past performance is not indicative of future results.

Sextant  Growth  Fund  vs.  S&P  500  Index
(Graph  Omitted)

SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
1997  ANNUAL  REPORT
--------------------
November  30,  1997
(Graphic  Omitted)
                                  INVESTMENTS





                                      NUMBER    MARKET
ISSUE                                OF SHARES   COST   VALUE      COUNTRY
-----------------------------------  ---------  ------  ------  --------------

Common Stocks
BANKING AND FINANCIAL (16.4%)

Australia & New Zealand Bank ADR           500  10,875  17,000    Australia
Aegon NV ADR                               306  11,512  26,010    Netherlands
Banco Bilbao Vizcaya ADS                 1,200  15,505  35,850    Spain
Banco Latinoamericano de Export SA         200   9,325   8,125    Panama
Hutchison Whampoa ADR                      500  17,826  16,625    Hong Kong
ING Groep N.V. ADS                         400  18,257  16,300    Netherlands
Toronto Dominion Bank                      700  18,159  24,894    Canada
                                                ------  ------
SUB-TOTAL                            -         101,459  144,804    -
BUILDING MATERIALS (3.5%)
C R H plc ADR                              300  15,661  17,850    Ireland
Hanson plc ADR                             500  12,090  13,000    United Kingdom
                                                ------  ------
SUB-TOTAL                            -          27,751  30,850    -
CHEMICALS (2.6%)
Phone Poulenc SA ADR                       508  15,859  22,797    France
COMPUTERS  (6.6%)
Business Objects SA ADS                  2,000  19,570  21,750    France
Dassault Systems SA ADR                    400  13,875  10,400    France
Olicom A/S                                 900  16,245  25,875    Denmark
                                                ------  ------
SUB-TOTAL                            -          49,690  58,025    -
CONSUMER PRODUCTS (3.8%)
Gucci Group NV                             200  10,925   8,137    Italy
Coca Cola FEMSA S.A. ADR                   500   9,750  25,719    Mexico
                                                ------  ------
SUB-TOTAL                           -          20,675   33,856    -
CLOSED END COUNTRY FUNDS (5.2%)
Austria Fund                             1,000   7,923  10,062    Austria
New Germany Fund                         1,022  12,417  13,733    Germany
Irish Investment Fund                      900  10,238  14,231    Ireland
Singapore Fund                           1,000  13,777   7,875    Singapore
                                                ------  ------
SUB-TOTAL                            -          44,355  45,901    -
ELECTRICAL EQUIPMENT  (1.4%)
ABB AB ADR                                 100  10,000  12,400    Sweden
MEDICAL-DRUGS (5.2%)
Glaxo Wellcome plc ADR                     400   9,800  18,275    United Kingdom
Novo-Nordisk A/S ADR                       450  14,702  27,647    Denmark
                                                ------  ------
SUB-TOTAL                           -          24,502   45,922    -
METALS & MINING (3.7%)
Broken Hill Proprietary ADR                400  11,700   7,300    Australia
Potash Corp of Saskatchewan                200  14,675  15,737    Canada
Rio Tinto plc ADS                          200  11,375   9,800    United Kingdom
                                                ------  ------
SUB-TOTAL                            -          37,750  32,837    -






  (The accompanying notes are an integral part of these financial statements)

1997  ANNUAL  REPORT
SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
--------------------------------------------------------
                            INVESTMENTS, CONTINUED





                                           NUMBER    MARKET
ISSUE                                     OF SHARES   COST   VALUE       COUNTRY
----------------------------------------  ---------  ------  ------  ---------------
OIL & GAS PRODUCTION (8.6%)

Numac Energy*                                 2,000   8,853   7,750  Canada
Petroleum Geo-Services A/S*                     500  10,979  32,156  Norway
Total S.A. ADR                                  307   8,813  16,137  France
YPF SA ADS                                      600  12,345  20,137  Argentina
                                                     ------  ------
SUB-TOTAL                                            40,990  76,180  -
PAPER PRODUCTS (2.1%)
Abitibi-Consolidated                            800  11,847  10,400  Canada
Fletcher Challenge Forests ADR                   24     316     225  New Zealand
Fletcher Challenge Paper ADR                    600  12,623   7,800  New Zealand
                                                     ------  ------
SUB-TOTAL                                            24,786  18,425  -

PHOTOGRAPHIC EQUIPMENT (4.4%)
Canon  ADR                                      200  23,427  24,100  Japan
Fuji Photo Film ADR                             400  10,050  14,350  Japan
                                                     ------  ------
SUB-TOTAL                                            33,477  38,450  -
REAL ESTATE (2.9%)
Intrawest                                     1,500  26,218  25,313  Canada
TELECOMMUNICATIONS (14.7%)
BCE Inc                                         900  15,830  27,281  Canada
British Sky Broadcasting ADS                    300  11,063  13,388  United Kingdom
Cable & Wireless plc ADS                        600  13,021  16,163  Hong Kong
PT Indosat ADR                                  300  10,584   6,713  Indonesia
Telebras ADS                                    300  15,051  31,500  Brazil
Telecom Corp New Zealand ADS                    300  10,050  12,300  New Zealand
Telefonica de Espana ADS                        250  10,250  21,625  Spain
                                                     ------  ------
SUB-TOTAL                                            85,849 128,970  -
TRANSPORTATION (8.2%)
British Airways ADS                             150  10,931  13,725  United Kingdom
Canadian Pacific Ltd.                           500   8,164  14,156  Canada
Daimler-Benz ADS                                250  16,406  17,656  Germany
Desc SA ADR                                     700  19,649  26,338  Mexico
                                                     ------  ------
SUB-TOTAL                                            55,150  71,875  -
UTILITIES-ELECTRIC (3.3%)
Enersis S.A. ADR                                400  10,100  11,950  Chile
Energy Group plc ADS                            400  14,390  17,100  United Kingdom
                                                     ------  ------
SUB-TOTAL                                            24,490  29,050  -

UTILITIES-GAS (1.8%)
Transport de Gas del Sur SA ADR               1,500  18,807  16,031  Argentina

TOTAL INVESTMENTS (94.4%)                          $641,808  $831,686  -
                                            ===============  ========
Other Assets (net of liabilities) (5.6%)                      49,468  -
                                                              --------
TOTAL NET ASSETS (100%)                                      $881,154  -
                                                             ========


   *  Non-income  producing  security




  (The accompanying notes are an integral part of these financial statements)

SEXTANT  INTERNATIONAL  FUND
1997  ANNUAL  REPORT
--------------------
(Graphic  Omitted)
                      STATEMENT OF ASSETS AND LIABILITIES




As of November 30, 1997
ASSETS

  Common stock investments (cost $641,808)                           $831,686
  Cash                                                                 49,286
  Dividends receivable                                                  2,530
                                                                     ---------
                                                                      883,502
    Total Assets
LIABILITIES
  Other Liabilities                                                     2,348
                                                                     ---------
                                                                        2,348
                                                                     ---------
    Total Liabilities
NET ASSETS                                                           $881,154
                                                                     =========
Fund Shares Outstanding                                               133,385
ANALYSIS OF NET ASSETS
  Paid in capital  (unlimited  shares  authorized,  without  par value)  705,129
  Accumulated  net realized gain (loss) on investments  (13,853)  Unrealized net appreciation on investments 189,878
                                                                     ---------
  Net Assets applicable to Fund shares outstanding                   $881,154
                                                                     =========

NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE             $   6.61
                                                                     =========





                            STATEMENT OF OPERATIONS




Year Ended November 30, 1997
INVESTMENT INCOME

  Dividends (net of foreign taxes paid)                   $ 18,754        -
  Miscellaneous Income                                          59        -
                                                          --------
    Gross investment income                                      -  $18,813
EXPENSES
  Investment adviser and administration fee                  7,537        -
  Professional fees                                          1,741        -
  Filing and registration fees                                 765
  Other expenses                                               521        -
  Printing and postage                                         420        -
                                                          --------
  Total gross expenses                                      10,984        -
                                                                    --------
  Net expenses                                                   -   10,984
                                                          --------  --------
    Net investment income                                        -    7,829
                                                          --------  --------
NET REALIZED GAIN (LOSS) ON INVESTMENTS
  Proceeds from sales                                       66,895        -
  Less cost of securities sold based on identified cost     74,395        -
                                                          --------  --------
    Realized net loss                                            -   (7,500)
                                                          --------  --------
UNREALIZED GAIN ON INVESTMENTS
  End of period                                            189,878        -
  Beginning of period                                       96,586        -
                                                          --------  --------
  Increase in unrealized gain for the period                     -   93,292
                                                          --------  --------
    Net realized and unrealized gain on investments              -   85,792
                                                          --------  --------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS             -  $93,621
                                                                    ========





  (The accompanying notes are an integral part of these financial statements)

1997  ANNUAL  REPORT
SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
--------------------------------------------------------
(Graphic  Omitted)
                      STATEMENT OF CHANGES IN NET ASSETS




                                                         Year Ended     Year Ended
                                                         Nov 30 1997    Nov 29 2996
                                                        -------------  -------------

INCREASE IN NET ASSETS
OPERATIONS:

  Net investment Income                                 $      7,829   $      3,070
  Net realized (loss) on investments                          (7,500)        (5,169)
  Net increase  in unrealized appreciation                    93,292         94,408
                                                        -------------  -------------
  Net increase in net assets from operations                  93,621         92,309
                                                        -------------  -------------
DIVIDENDS TO SHAREOWNERS FROM
  Net investment income                                       (7,831)        (3,068)
  Capital gains distributions                                      -              -
                                                        -------------  -------------
                                                              (7,831)        (3,068)
                                                        -------------  -------------
FUND SHARE TRANSACTIONS
  Proceeds from sales of shares                              274,408        440,062
  Value of shares issued in reinvestment of dividends          7,831          3,068
                                                        -------------  -------------
                                                             282,239        443,130
  Cost of shares redeemed                                   (182,369)      (165,015)
                                                        -------------  -------------
  Net increase in net assets from share transactions          99,870        278,115
                                                        -------------  -------------
Total increase in net assets                                 185,660        367,356

NET ASSETS
  Beginning of period                                        695,494        328,138
                                                        -------------  -------------
  End of period                                         $    881,154   $    695,494
                                                        =============  =============

Shares of the Fund sold and redeemed
  Number of shares sold                                       45,878         83,056
  Number of shares issued in reinvestment of dividends         1,184            523
                                                        -------------  -------------
                                                              47,062         83,579
  Number of shares redeemed                                  (32,214)       (30,837)
                                                        -------------  -------------
 Net Increase in Number of Shares Outstanding                 14,848         52,742
                                                        =============  =============





  (The accompanying notes are an integral part of these financial statements)

SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
1997  ANNUAL  REPORT
--------------------
(Graphic  Omitted)

FINANCIAL  HIGHLIGHTS

Selected data per share of capital stock outstanding throughout the period:
                                                                                         Sept. 28, '95
                                                   Year Ended          Year Ended       (Inception) to
                                                  Nov. 30, '97          Nov. 30, '96      Nov. 30, '95*
                                                  ------------          ------------    -------------
NET ASSET VALUE AT BEGINNING OF PERIOD                 $5.87             $4.99            $5.00
                                                       -----             -----            -----
INCOME  FROM  INVESTMENT  OPERATIONS
     Net investment income                              0.06              0.03            (0.02)
     Net gains or losses on securities
     (both realized and unrealized)                     0.74              0.88             0.01
                                                        ----              ----             ----
Total from investment operations                        0.80              0.91            (0.01)
                                                        ----              ----            ------
     LESS  DISTRIBUTIONS
     Dividends (from net investment income)            (0.06)            (0.03)            0.00
     Distributions (from capital gains)                 0.00              0.00             0.00
                                                        ----              ----             ----
Total distributions                                    (0.06)            (0.03)            0.00
                                                       ------            ------            ----
NET ASSET VALUE AT END OF PERIOD                       $6.61             $5.87            $4.99
                                                       =====             =====            =====

TOTAL RETURN                                           13.58%            18.16%           (0.20)%
RATIOS/SUPPLEMENTAL  DATA
-------------------------
Net assets ($000), end of period                       $881               $695             $328
Ratio of expenses to average net assets                 1.51%             1.80%            0.49%
Ratio of net investment income to average net assets    0.93%             0.60%           (0.38)%
Portfolio turnover rate                                    9%               11%              12%
Average commission rate paid                          $0.0890          $0.0827            $0.0192


       For  the above periods, all or a portion of the operating expenses were
waived.      If  costs  had
      not been have waived and directly assumed, the resulting increase to expenses per share in the period would have been $.00, $.03 and $.01, respectively. The increase to the ratio of expenses to average  monthly  net assets would be .00%, .50% and .21 %, respectively.
                                        *  not  annualized

(The accompanying notes are an integral part of these financial statements)

                        DISCUSSION OF  FUND PERFORMANCE
                                  (UNAUDITED)
During its second fiscal year, the Sextant International Fund provided a total return of 13.58%. Total assets increased 27%, and the Fund remains small. The objective of the Fund is to provide long-term growth through investment in foreign stocks. Factors Affecting Performance Investing in foreign securities includes risks not present in domestic securities. For example, many Asian markets simply crumbled in 1997 as their long-running "economic miracle" both crashed and burned. Fortunately, Sextant International has concentrated on European and Canadian companies and avoided much of the pain. The U.S. dollar generally strengthened in relation to its major trading partners, also reducing the returns on foreign investments. Because the Fund invests only in securities easily traded in the US (larger worldwide companies), it also avoided the severe declines of many emerging markets and smaller overseas companies. Looking Forward The Sextant International Fund is broadly invested in growth companies outside the United

1997  ANNUAL  REPORT
SEXTANT  INTERNATIONAL  FUNDSEXTANT  INTERNATIONAL  FUND
--------------------------------------------------------
(Graph  Omitted)

States. While many foreign economies slowed dramatically in 1997, we expect that our portfolio securities will continue to show good growth in future years and the Fund will continue to perform well. Performance Fee Computation The International Fund calculates its performance fee on a comparison of the Fund's 12-month return to the return of the Morningstar Foreign Stock Index. Because the Fund's 12-month return outperformed this index by more than 4% at November 30, 1997, the Fund paid a bonus 0.30% (annualized) performance fee for the month of December 1997. Adjustments to the basic 0.60% advisory fee are made in a similar manner each month. Comparison to Index Comparison of any fund to an index must be made bearing in mind that the index is unmanaged and EXPENSE-FREE. On the other hand, the fund likely will (1) be actively managed, (2) have an objective other than mirroring the index, such as limiting risk, (3) bear transaction and other costs, (4) stand ready to buy and sell its securities to shareholders on a daily basis, and (5) provide a wide range of services. The following graph compares $10,000 invested in the Fund at its inception, compared to a similar amount invested in the AMEX International Index. This capitalization-weighted index averages 50 American Depository Receipts (ADRs) of large worldwide companies, and reflects the types of securities in which Sextant International Fund invests. The graph shows that the investment of $10,000 at 9/30/95 would have risen to $13,393 in the Fund and $13,123 in the Index. The relatively short history of the Fund limits the usefulness of this comparison. Past performance is not indicative of future results.

Sextant  International  Fund  vs.  AMEX  International  Index
(Graph  Omitted)

                         NOTES TO FINANCIAL STATEMENTS
(Graphic  Omitted)
------------------
1997  ANNUAL  REPORT
Note  1  -Organization
Saturna Investment Trust (the "Trust") (formerly Northwest Investors Trust) was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series invest-ment company under the Investment Company Act of 1940, as amended. Five portfolio series have been created to date: Sextant Bond Income Fund ("Bond Income"), Sextant Short-Term Bond Fund ("Short-Term Bond"), Sextant Growth Fund ("Growth"), and Sextant International Fund ("International") (collectively, the "Funds") and Idaho Tax-Exempt Fund, distributed through a separate prospectus and the results of which are contained in a separate report.

Note  2  -Significant  Accounting  Policies
The following is a summary of the sig-nificant accounting policies followed by the Funds.

INVESTMENTS:
Securities traded on a national ex-change or the national over-the-counter market system are valued at the last sale price or, in the absence of any sale on that date, the closing bid price. Other securities traded in the over-the-counter market are valued at the last bid price. Fixed-income securities for which there are no publicly available market quo-tations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and ad-justed by the adviser under policies established by the Trustees. The cost of securities is the same for accounting and federal income tax purposes. Securities trans-actions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

INCOME  AND  EXPENSES:
Interest income is reduced by the amortization of bond premiums, on a con-stant yield-to-maturity basis from pur-chase date to maturity. Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market dis-counts are recorded as realized gains upon disposition. Cash dividends from equity secu-rities are recorded as income on the ex-div-idend date. Expenses incurred by the Trust on be-half of the Funds (e.g., professional fees) are allocated to the Funds on the basis of relative daily average net assets. The Adviser has agreed to certain limits on ex-penses, as described below.

INCOME  TAXES:
The Funds have elected to be taxed as regulated investment companies under the Internal Revenue Code and distribute sub-stantially all of their taxable net invest-ment income and realized net gains on in-vest-ments. Thus, no provision for Federal income taxes is required.

DIVIDENDS  AND  DISTRIBUTIONS  TO  SHAREOWNERS:
Dividends and distributions to share-owners are recorded on the ex-dividend date. For the Bond Income and Short-Term Bond, div-idends are paid daily and distributed on the last business day of each month. For the Growth and International, dividends are payable at the end of each November. Shareowners electing to reinvest dividends and distributions pur-chase additional shares at the net asset value on the payable date.

Note  3  -Transactions  with  Affiliated  Persons
Under a contract approved by shareowners on September 28, 1995, Saturna Capital Corporation provides investment ad-vi-sory services and certain other adminis-tra-tive and distribution services to conduct Trust busi-ness, including shareholder servicing and transfer agency services. Each of the Funds pays the Adviser an Investment Advisory and Administrative Services Fee (the "Base Fee") of .60% of average net assets per annum, payable monthly. The Base Fee is subject to adjustment up or down depending on the investment performance of the Fund relative to a specified index (the "Performance Adjustment"). The Adviser has voluntarily undertaken to limit expenses of Bond Income and Short-Term Bond to 0.60% through March 31, 1998 and waives its investment advisory and administrative fee as to either Fund completely so long as assets of that Fund are less than $2 million. For the year ended November 30, 1997, Bond Income and Short-Term Bond incurred advisory expenses of $6,805 and $13,245, respectively. Growth and International incurred advisory expenses of $11,819 and $7,537, respectively. In accordance with the expense waiver, for the year ended November 30, 1997, Saturna Capital waived all of the Bond Income advisory fee and $8,609 of that of Short-Term Bond. In accordance with the Funds' custodian agreements with National City Bank, for the year ended November 30, 1997, custodian fees for Bond Income, Short-Term Bond, Growth, and International, were $803, $2,182, $2,386, and $2,713, respectively. The custodian waived its fees for earnings credits. One trustee, who also serves as the president of the Trust, is a di-rector and president of the Adviser. The four unaffiliated trustees receive $100 per Board or committee meeting attended. On January 16, 1998, the trustees, officers and their immediate families as a group owned 26.1%, 12.3%, 16.5% and 27.5% of the outstanding shares of Bond Income, Short-Term Bond, Growth and International, respectively. The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a sub-si-diary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as dis-tributor without compensation. Investors National Corporation is the primary stockbroker used to effect portfolio transactions for Growth and International, and paid $1,967 and $872, respectively in commissions at deep-discount rates during the year ended November 30, 1997.

Note  4  -Federal  Income  Taxes
At November 30, 1997, International had capital loss carryforwards of $13,853 which expire in 2004, Bond Income had capital loss carryforwards of $72,931 which expire in 2004 and Short-Term Bond had capital loss carryforwards of $22,531 which expire in 2004, subject to regulation. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for federal income tax purposes.

Note  5  -Investments
At November 30, 1997, the net unrealized gain on investments for Bond Income, Short-Term Bond, Growth and International were $3,969, $5,463, $315,222, and $189,878, which consist of unrealized gains of $13,445, $12,504, $806,836, and $227,388, and unrealized losses of $9,476, $7,039, $92,640, and $37,510, respectively.
During the year ended November 30, 1997, Bond Income pur-chased $540,998 of securities and sold/matured $662,852. Comparable figures for Short-Term Bond are $1,494,356 and $1,001,078; for Growth $484,083 and $420,143; and for
International, $1,176,500 and $986,339. Included in the above amounts for Bond Income and Short-Term Bond are purchases of $39,581 and $736,728 and sales of $272,639 and $489,052 of U.S. Government securities, respectively.

SEXTANT  MUTUAL  FUNDS
(Graphic  Omitted)

SHORT-TERM  BOND  SHORT-TERM  BOND
(Graphic  Omitted)

BOND  INCOMEBOND  INCOME
(Graphic  Omitted)

GROWTHGROWTH
(Graphic  Omitted)

INTERNATIONALINTERNATIONAL
(Graphic  Omitted)

Saturna  Capital
(Graphic  Omitted)
Mutual  Funds
1300  N.  State  Street
Bellingham,  WA  98225-4730

800/SATURNA
(800/728-8762)
www.saturna.com

This report is issued for the information of the shareowners of the Funds. It is not authorized for distribution to prospective investors unless it is accompanied or preceded by an effective prospectus relating to the securities of the Trust. The Sextant Funds are a series of Saturna Investment Trust.

ANNUAL  REPORT
November  30,  1997